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                                                      OMB APPROVAL
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------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  September 30, 1998
------                                          Estimated average burden
                                               hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Moorin           Jay                            Magainin Pharmaceuticals Inc. - MAGN          Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    x  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          x  Officer (give    Other (Specify
c/o Magainin Pharmaceuticals Inc.                 Person (Voluntary)           12/96            ----        title ---       below)
    5110 Campus Drive                                                     -------------------               below)
-------------------------------------------                                                       Chairman, President and
                 (Street)                                                                         Chief Executive Officer
                                                                          5. If Amendment,    7. Individual or Joint/Group Reporting
                                                                             Date of Original          (Check applicable line)
                                                                             (Month/Year)         x   Form Filed by One Reporting
                                                                                                 ----  Person
                                                                                                      Form Filed by More than One
Plymouth Meeting      PA             19462                                                       ----  Reporting Person*
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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                                                                                                                              (Over)

*If the form is filed by more than one reporting person,                       (Print or Type Responses)             SEC 2270 (7/96)
 see Instruction 4(b)(v).

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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  Option to buy              $10.50       6/28/96    A          50,000         6/28/97+  6/28/2006 Common  50,000        0
                                                                                                   Stock
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  Option to buy              $10.50       6/28/96    A          55,000         6/28/97++ 6/28/2007 Common  55,000        0
                                                                                                   Stock
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                50,000                  D
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                                55,000                  D
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Explanation of Responses:

 + Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was June 28, 1996.

++ Options exercisable at the rate of 20% of such option on each of the first five anniversary dates of the date of the grant, which was June 28, 1996.
                                                                                            /s/ Jay Moorin               2/13/97
                                                                                         ------------------------------- -------
                                                                                          **Signature of Reporting Person   Date

 **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (7/96)
